Exhibit 8.1

February 9, 2011

StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, PA 19056

Re:	StoneMor Partners L.P. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for StoneMor Partners L.P. (the “Partnership”), a Delaware limited partnership, with respect to certain legal matters in connection with the offer and sale by the Partnership and certain selling unitholders of common units representing limited partner interests in the Partnership. We have also participated in the preparation of a Prospectus dated December 15, 2010 (the “Prospectus”) and a Prospectus Supplement dated January 28, 2011 (the “Prospectus Supplement”) forming part of the Registration Statement on Form S-3, as amended, No. 333-170870 (the “Registration Statement”). In connection therewith, we prepared the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus and “U.S Federal Income Tax Considerations” in the Prospectus Supplement (together, the “Discussions”).

All statements of legal conclusions contained in the Discussions, unless otherwise noted therein, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus in respect of the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences,” and (ii) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “U.S. Federal Income Tax Considerations” in both cases qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided are accurate discussions of such federal income tax matters (except for the factual representations and statements of fact by the Partnership and its general partner that are included in the Discussions, as to which we express no opinion).

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com